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                                                                  Exhibit (a)(9)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated February 22, 2000, and the related Letter of Transmittal (and any amendments or supplements thereto), and is being made to all holders of Shares. Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Lehman Brothers Inc. (the Dealer Manager) or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                             GRC INTERNATIONAL, INC.

                                       AT

                              $15.00 NET PER SHARE

                                       BY

                                 LMN CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF

                                   AT&T CORP.

         LMN Corporation, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of AT&T Corp., a New York corporation ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $.10 per share (the "Shares"), of GRC International, Inc., a Delaware corporation (the "Company"), at a purchase price of $15.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 22, 2000 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer").


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME ON
             MONDAY, MARCH 20, 2000, UNLESS THE OFFER IS EXTENDED.

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         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING
VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION") AND (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE. SEE SECTION 14 OF THE OFFER TO PURCHASE.


         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER (AS DEFINED BELOW) AND THE MERGER AGREEMENT (AS DEFINED BELOW) AND DETERMINED THAT THE TERMS OF EACH ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

         The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 14, 2000 (the "Merger Agreement"), among the Company, Parent and Purchaser pursuant to which, following the consummation of the Offer and in accordance with the Delaware General Corporation Law, and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by Parent, Purchaser, any wholly owned subsidiary of Parent or Purchaser, in the treasury of the Company or by any subsidiary of the Company, and other than Shares, if any, held by stockholders who validly perfect their appraisal rights under Delaware law) will be converted into the right to receive an amount in cash, without interest, less any withholding taxes required under applicable law, equal to the price per Share paid in the Offer. The Merger Agreement is more fully described in the Offer to Purchase.

         For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing Shares (the "Share Certificates") or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), delivered with the Offer to Purchase, properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection

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with a book-entry transfer of Shares and (iii) any other documents required by the Letter of Transmittal.

         Purchaser expressly reserves the right, in its sole discretion (subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend the period of time during which the Offer is open for any reason, including the existence of any of the conditions specified in Section 14 of the Offer to Purchase, and thereby delay acceptance for payment of and payment for any Shares, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, and such announcement will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date (as defined below). During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. The term "Expiration Date" means 12:00 midnight, Eastern time, on Monday, March 20, 2000, unless and until Purchaser, subject to the terms of the Merger Agreement, shall have further extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the time and date at which the Offer, as so extended by Purchaser, shall expire. Pursuant to the Merger Agreement, Parent and Purchaser shall extend the Offer until 5:00 p.m., Eastern time, on March 27, 2000, unless another party commences a competing tender offer for the Shares that expires before March 27, 2000, in which case, Purchaser shall extend the Offer until 5:00 p.m., Eastern time, on the business day prior to the day on which the competing tender offer is initially scheduled to expire. Under the Merger Agreement, under certain circumstances, the Company may also require Purchaser to extend the Offer, but only until April 17, 2000, if at the scheduled Expiration Date any of the conditions set forth in Section 14 of the Offer to Purchase (other than the Minimum Condition) are not satisfied or waived. No subsequent offering period will be available.

         Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided in the Offer to Purchase, may also be withdrawn at any time after April 21, 2000. In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, unless the Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the tendering stockholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in
Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with DTC's procedures, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in this paragraph. Withdrawals of Shares may not be rescinded, and any Shares

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properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding.

         The information required to be disclosed pursuant to Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase, and is incorporated herein by reference.

         The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares whose names appear on the stockholder list, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective telephone numbers and addresses listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be obtained at Purchaser's expense from the Information Agent. Neither Parent nor Purchaser will pay any fees or commissions to any broker, dealer or other person other than the Information Agent for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                                [GEORGESON LOGO]

                           17 State Street, 10th Floor
                            New York, New York 10004
                 Banks and Brokers Call Collect: (212) 440-9800
                    All Others Call Toll Free: (800) 223-2064


                      The Dealer Manager for the Offer is:

                                  [LEHMAN LOGO]

                          Three World Financial Center
                                200 Vesey Street
                            New York, New York 10285
                 Call Collect: (212) 526-9611 or (212) 526-2660

February 22, 2000